UNITED STATES

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SCHEDULE 14A

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WidePoint Corporation

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For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or David Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Announces Annual Shareholders Meeting

Nominates Paul Johnson, noted strategic technology advisor and author,

for vacant board seat

McLean, VA, October 30, 2015 – WidePoint Corporation (NYSE Mkt: WYY), a leading provider of Managed Mobility Services (MMS) specializing in Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, today announced the Annual Meeting of Shareholders (the “Annual Meeting”) at the Washington, DC, offices of Foley & Lardner LLP, located at 3000 K Street N.W., Sixth Floor, Washington, DC, 20007, on December 17, 2015, at 10:00 a.m. ET. The Company’s shareholders of record as of October 23, 2015, will be eligible to vote at the 2015 Annual Meeting.

At the Annual Meeting, the Company’s shareholders will be asked vote on a proposal to elect the three director nominees named as Class III directors to serve for a three-year period until the Annual Meeting of Stockholders in the year 2018 and to elect the one director nominee as a Class I director to serve until the Annual Meeting of Stockholders in the year 2016. The Class III director nominees are James Ritter, Otto Guenther, and George Norwood, and all are currently serving as members of the Board. The Class I director nominee for a Board seat that is currently vacant is Paul Johnson. The Company’s shareholders will also be asked to ratify the appointment of Moss Adams, LLP, as the Company’s independent auditors for the fiscal year ended December 31, 2014.

Mr. Johnson has managed Nicusa Investment Advisors, a firm focused on advising senior management and boards of directors on governance, strategy, capital allocation, and shareholder value creation since its inception in 2012. Mr. Johnson is also a senior advisor to Bowen Advisors, an organization focused on offering M&A and strategic advisory services to emerging and high growth technology firms. Prior to that time, Mr. Johnson was the general partner and investment manager of Nicusa Capital Partners, a private investment partnership that he started in 2003, which invested in virtually all sectors of the economy, with a concentration in technology. Prior to founding Nicusa, Mr. Johnson was a Managing Director in the Equity Research Department of Robertson Stephens, where he worked from 1994 through 2002.

Mr. Johnson has also been an Adjunct Professor of Finance at the Graduate School of Business, Columbia University, since 1992, where he teaches courses on securities analysis and value investing. Mr. Johnson was appointed as a Fellow to the Gabelli Center for Global Security Analysis at Fordham University in August 2015 and will teach an introductory class on value investing at the Fordham University Graduate Business School starting in January 2016.

Mr. Johnson is co-author of The Gorilla Game: Picking Winners in High Technology, was a contributing annotator in 2012 to The Most Important Thing Illuminated, by Howard Marks, and wrote the history of value investing in the forthcoming book celebrating the 100-year history of the Columbia Business School. Mr. Johnson is also co-author of the forthcoming Pitch the Perfect Investment: The Essential Guide to Winning on Wall Street. Mr. Johnson has a B.A. in Economics from the University of California, Berkeley and an MBA in Finance from the Executive Program at the Wharton School of the University of Pennsylvania. For more information see http://pauljohnsonnyc.branded.me

About WidePoint

WidePoint (NYSE Mkt: WYY) is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

Additional Information and Where to Find It

WidePoint has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the election of certain nominees as directors and certain other matters to be considered by the stockholders at its Annual Meeting. The definitive proxy statement was sent beginning on October 30, 2015 to stockholders of record on October 23, 2015 and contains important information about the proposed nominees for election as directors and the other matters to be considered at the Annual Meeting. The proxy statement for the Annual Meeting and the 2015 Annual Report to Stockholders are available at www.widepoint.com. Investors are also able to obtain these documents free of charge at the SEC website (www.sec.gov).

BEFORE MAKING ANY VOTING DECISION, WIDEPOINT’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2015 ANNUAL MEETING. This press release does not constitute a solicitation of any vote or approval.

Participants in the Solicitation. The directors, nominees for election as director, executive officers and certain other members of management and employees of WidePoint may be deemed “participants” in the solicitation of proxies from stockholders in connection with the matters to be considered at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with such matters is set forth in the definitive proxy statement filed with the SEC.

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